UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 27, 2012, Dialogic Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”), notifying it that, for the last 30 consecutive business days, the market value of the Company’s publicly held shares has been below the minimum $15.0 million requirement for continued listing on The NASDAQ Global Market pursuant to Listing Rule 5450(b)(3)(C) (the “Market Value Rule”).

In accordance with Listing Rule 5810(c)(3)(D), the Company has been given 180 calendar days, or until December 24, 2012, to regain compliance with the Market Value Rule. If at any time before December 24, 2012 the market value of the Company’s publicly held shares closes at $15.0 million or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(D), the Staff will provide written notification to the Company that it complies with the Market Value Rule.

If the Company does not regain compliance with the Market Value Rule by December 24, 2012, the Staff will provide written notification to the Company that its common stock is subject to delisting. At that time, the Company may either apply for listing on The NASDAQ Capital Market, provided the Company meets the initial inclusion and continued listing requirements of that market as set forth in Listing Rule 5505, or appeal the Staff’s delisting determination to a Hearings Panel (the “Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal the delisting determination by the Staff to the Panel, such appeal would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: July 2, 2012
	By:	/s/ Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel